Exhibit 99.1

CORPORATE PARTICIPANTS

 Karen King

 Career Education Corporation - VP, Investor Relations

 Robert Dowdell

 Career Education Corporation - Interim President, CEO

 Patrick Pesch

 Career Education Corporation - CFO

 Stephen Fireng

 Career Education Corporation - Group President

CONFERENCE CALL PARTICIPANTS

 Sara Gubins

 Merrill Lynch - Analyst

 Matthew Litfin

 William Blair & Co. - Analyst

 Jennifer Childe

 Bear Stearns - Analyst

 Gregory Cappelli

 Credit Suisse - Analyst

 Kelly Flynn

 UBS - Analyst

 Jeffrey Silber

 BMO Capital Markets - Analyst

 Suzanne Stein

 Morgan Stanley - Analyst

 Jerry Herman

 Stifel Nicolaus - Analyst

 Mark Marostica

 Piper Jaffray - Analyst

 Gary Bisbee

 Lehman Brothers - Analyst

 Trace Urdan

 Signal Hill Group LLC - Analyst

 Steven Barlow

 Prudential Equity Group - Analyst

 PRESENTATION

Operator

 Good day, ladies and gentlemen, and welcome to the fourth quarter 2006 Career Education earnings conference call. My name is Jacula and I will be your coordinator for today. At this time, all participants are in listen-only mode. We will conduct a question-and-answer session towards the end of this conference. [OPERATOR INSTRUCTIONS] As a reminder, this conference is being recorded for replay purposes. I would now like to turn the call over to Ms. Karen King. Please proceed, ma’am.

 Karen King  - Career Education Corporation - VP, Investor Relations

 Thank you. Good afternoon, everyone. Thank you for joining us on our fourth quarter and full year 2006 earnings call today. I am Karen King, Vice President, Investor Relations. With me today are Bob Dowdell, Interim President and Chief Executive Officer; Pat Pesch, Chief Financial Officer; and Steve Fireng, Group President. Following a brief presentation by management, the call will be opened for analyst and investor questions.

This conference call is being webcast live on the Investor Relations section of our website at www.careered.com. The replay will also be available on our site. If we are unable to answer your questions during the call, please call our Investor Relations department at 847-585-3899.

Before I turn the call over to Bob, let me remind you that today’s press release and the presentations made by our executives may include forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. These statements are based on information currently available to us and involve risks and uncertainties that could cause our actual results, performance, and business prospects and opportunities to differ materially from those expressed in or implied by these statements.

These risks and uncertainties include, but are not limited to, those factors identified in our fourth quarter earnings release and in our Annual Report on Form 10-K for the year ended December 31, 2005 and from time to time in our other filings with the Securities and Exchange Commission.

Except as expressly required by securities laws, we undertake no obligation to update such factors or to publicly announce the results of any of these forward-looking statements to reflect future events, developments or changed circumstances or for any other reason. Now let me turn the call over to Bob Dowdell.

 Robert  Dowdell  - Career Education Corporation - Interim President, CEO

 Thank you, Karen. Good afternoon everyone. When we talked on our last call, I told you I would not act as a caretaker, that I planned in cooperation with the senior leaders of the Company and the Board of Directors to commence a process to address business, regulatory and operational issues facing Career Education.

Our first order of business was to take a long hard look at how this Company was operating from the inside out and to candidly evaluate where we are and where we needed to go. Career Education is a Company with a strong portfolio of assets, a stunning amount of talent, intellectual know-how, and industry experience supported by top of the line technology, all of which further enhances our ability to capitalize on market demand and opportunities.

But we are also a Company with operational challenges that have been impeding our ability to properly leverage these assets. Part of the evaluation we undertook over the last quarter was to identify and, frankly, get to the bottom of some of these challenges. First, while we have made significant progress, AIU’s central administration, faculty and staff continue to work tirelessly to resolve the remaining SACS recommendations in connection with the University’s continued probation.

Second, we have not made the progress we would like to have made in implementing our hybrid program, or what I would like to call our flexible learning program. In addition, decreasing population has been a challenge for us, although as you can see in the numbers for the fourth quarter several of our segments, particularly Culinary and Health, are demonstrating significant improvements. We are also seeing early indications of improvement in the University Group, although you won’t see that in the information we’ve provided to date.

So we began the process of tackling these challenges and here’s what we have accomplished to date. The significant issue confronting Career Education is how to better leverage the tremendous technological capacity and the proprietary virtual campus which supports our fully online platforms of AIU and CTU. Up to this point, this technology was essentially available only to our institutions within the University Group and effectively was not available to any of our other schools.

The ability to take full advantage of the flexible delivery of this education, online, on ground or hybrid is really at the heart of our strategic operational realignment. Our students are clearly looking for these kinds of alternatives in delivery. A 2006 eduventures survey on the demand for online education found that 57% of the respondent’s preferred some form of hybrid education. Another analysis by the National Center for Academic Transformation suggested a hybrid learning model can increase student retention rates and performance of at-risk students, including those with skill deficiencies in reading, writing and math.

In order to offer more program flexibility, we have developed an online service center. Through the service center the technology that AIU and CTU currently use will be leveraged to make online and flexible education available across all of our schools. As a service provider, the center will offer customization to meet the varying needs of our students and the varying curricula of our individual schools.

The ability to offer flexible educational delivery combined with the large number of and variety of our brick-and-mortar campuses is an offering that further distinguishes us in the marketplace giving more students more choices to learn in ways that fit more lifestyles. With respect to timelines, in April we expect to offer Gen Ed online courses to students at a number of our brick-and-mortar schools.

In May, we expect to launch marketing for a July start of our new IADT Online school which is nationally accredited offering 100% online design degree programs, as well as flexible design education offerings based in a number of our brick-and-mortar IADT campuses.

In conjunction with the realignment, we have made several changes with respect to our senior management team. Steve Fireng, who was formerly President of the University Group now oversees that group as well as our Academy and College Divisions. Paul Ryan, who led the turnaround in our Culinary and Health Divisions, will continue to oversee those groups. After over a decade of outstanding service to this Company in a number of roles, Jake Gruver will be retiring, but he has graciously agreed to stay on to manage the sale of the Gibbs division, as well as our Lehigh Valley and McIntosh colleges. Similarly, Steve Sotraidis, formerly our Executive Vice President of Administration, will also be retiring, but he is lending us his considerable expertise in managing the sale of our Brooks College on the West Coast.

We are focused on operational excellence. First, we have reduced redundancies in staffing at the corporate level. We have also streamlined decision making so the operators of our business, our divisions and our schools can more efficiently make and implement decisions to effectively respond to the market and the needs of our students. Our corporate staff is committed to the shifting of its focus to better serving our line operators. There are, however, critical monitoring and oversight functions that will be retained by our corporate staff, and particularly our compliance functions.

We are effectively working on the issues before us on the regulatory front. Our employees deserve a great deal of credit for their tremendous efforts in addressing the issues raised by the Department of Education. Even though AIU’s probationary status was extended, it is clear the University’s efforts over the last year to address the accreditors areas of concern have had a positive result.

The special committee of the Commission on Colleges of SACS acknowledged that AIU has resolved many of its initial concerns and AIU has made progress in instituting positive change. AIU continues to be focused on resolving all remaining issues and on demonstrating continuous practice of the positive changes it had previously implemented.

We are seeing significant progress in improving in our admissions productivity as a result of implementing measures that we talked about previously, such as supplemental compensation program for admission representatives based on student retention, a system for better qualification of leads, extended payment plans for students with specific financial needs and more focused attention and support in generating student referrals.

The numbers tell the story on our early adopters, which are Culinary and Health. We’re turning the corner with those schools as a result of these initiatives and are experiencing a substantial uptick in starts and show rates in these divisions. Our academies and colleges are just beginning to implement these initiatives and we will work with them to ensure full execution over the next couple of quarters.

We continue to maintain our focus and build our strengths in career as a passion. Increasingly popular fields such as art and design, culinary and healthcare, in which we have substantial expertise and experience. As we announced in November, in order to concentrate our resources on those areas where we have the greatest competitive advantage, we’ve begun the process of selling 13 of our schools.

Although we have experienced some delays in putting out the sales material, as a result of readjusting the numbers based on the recent regulatory issues with our Katherine Gibbs School in New York, we will have the book ready in the next week or two.

Consistent with our more targeted business strategy and focus we are eliminating our JDV Online division. Chefs.com, the culinary enthusiasts website, will be moved into our Culinary division and we will be discontinuing blish.com.

We recently made a very exciting acquisition of the Istituto Marangoni schools, world renowned for fashion design located in Milan, London and Paris. We continue to look at other international opportunities that will add value and are consistent with our focus. With respect to acquisitions domestically, we previously announced that the U.S. Department of Education has lifted its restrictions it placed on our ability to acquire schools and open new campuses. We will be extremely selective in evaluating domestic acquisitions.

New acquisitions would likely be premier schools with a well respected brand that would complement our current portfolio of schools, much like the Brooks Institute of Photography, or the Marangoni schools. We continue to develop start ups particularly in certain divisions such as our academy and culinary schools. Our Kitchen Academy start up in Sacramento opens next week. And two more Kitchen Academies, in Seattle and St. Louis, are planned for the end of the year.

Our IADT school in San Antonio is expected to open in April, and another academy school in Sacramento is expected to open in late May. We are planning to open Le Cordon Bleu culinary schools in Dallas and Boston by the first quarter of 2008. Start ups offer us the ability to grow at a more consistent and manageable pace than acquisitions in carefully selected markets with branded schools in which we have proven expertise and success.

Pat Pesch will take you through the financials in just a moment. But let me summarize by saying that while we recognize the significant challenges that I outlined earlier, we are working to address them and we are seeing positive signs in several of our divisions. Our show rates are improving, as are our student retention rates. The balance sheet continues to be strong, and our initiatives in lead qualifying, referral support, extended payment plans and supplemental compensation will have increasing impact in the next few quarters. We currently have a lot of work to do in this process. But the indicators over the last four months tell us we are indeed moving in the right direction. So with that I will give it to you, Pat.

 Patrick Pesch  - Career Education Corporation - CFO

 Thank you, Bob. Let me begin by mentioning that this afternoon’s press release has numerous exhibits which were intended to provide financial details, segment information and discontinued operations support that could not be readily included in the body of the release.

We have attempted to provide that information as clearly and concisely as possible, but we recognize that within such a large volume of information there are likely to be many questions on specific data. I will try in my comments to provide information in anticipation of those questions but investors and analysts should feel free to contact me or Karen King to address any remaining questions still unanswered after this call.

Now I will proceed with my comments on the financial results for the quarter. With respect to revenue from continuing operations, fourth quarter 2006 revenue of $429 million decreased 10.5% from fourth quarter 2005, with campus based revenue down 3.5% and online based revenue down 22.8%. Operating profit margin from continuing operations was 10.8% during the fourth quarter 2006 compared to 22.8% during fourth quarter 2005. To understand the results more fully we must look at our individual segment results.

We had three segments show margin declines from 2 to 4 percentage points primarily driven by lower revenue.  Two segments that showed improvement of 2% points or more. Our university segment, which represents about 40% of continuing operations revenue showed a decline of about 17 percentage points. This large decline was primarily driven by declines in revenue at our AIU campuses, including the significant effects on marketing effectiveness of AIU’s SACS probation, additional expenses associated with addressing changes prompted by the probation and other competitive factors within the online environment.

Some specifics are as follows: Revenue from online students was down 22.8% from fourth quarter of 2005. AIU online revenue was down 33%. Colorado Tech online revenue was up 2%. Population for online students is down 12.8% from the fourth quarter 2005 with AIU Online population down 26% while Colorado Tech online population was up 14%.

Online operating profit margins are 22%, down over 14 percentage points from the fourth quarter of 2005. In addition to school level operating performance we had significantly higher unabsorbed corporate overhead during the fourth quarter. This was due to lower revenue levels at continuing and discontinuing schools resulting in lower absorption of overhead and also the inclusion of noncomparable charges in the fourth quarter. These charges included severance costs and share-based compensation expense recorded during the fourth quarter of 2006 totaling $6.4 million on a pre-tax basis with no comparable 2005 cost.

As Bob indicated, we have undertaken an initiative to streamline our corporate operations to improve our effectiveness. This effort will also result in significant cost savings. During January and February we have reduced corporate head count through involuntary reductions of about 100 positions and voluntary reductions of about 20 more positions. Total annualized savings from these reductions will be about $15 million. First quarter savings will be negligible, as most of these reductions occurred in February and will be largely offset by severance and related costs.

In addition, we have targeted annualized non-payroll reductions of about $10 million to $15 million, most of which will not materialize until the second half of 2007. With respect to net income from continuing operations, fourth quarter net was $39.9 million or $0.41 per diluted share versus $73.7 million or $0.73 per diluted share during the fourth quarter of 2005. Full year net income from continuing operations was $94.8 million or $0.97 per diluted share versus $250 million or $2.42 per diluted share during 2005.

With respect to discontinued operations, discontinued operations which includes 13 schools and campuses currently held for sale had pre-tax losses for the year of $73.6 million and a net loss of $48.2 million. Pre-tax operating losses for the year, which are included in the amounts I just mentioned, were $39 million with fourth quarter operating losses of only $3.1 million. In addition to these normal operating losses we also had a number of other charges which I will describe.

During the fourth quarter, we recorded a pre-tax charge of $9.2 million for the acceleration of rent expense for excess unused lease space. We also recorded a pre-tax charge of $15 million to reduce the carrying value of our discontinued assets to an estimated fair value less the cost to sell. Also, as previously disclosed, we recorded a pre-tax goodwill impairment charge earlier in the year of $10.4 million.

Switching to cash uses and issues, during the fourth quarter, we repurchased approximately 1.7 million shares for $41.3 million or an average price of about $25 per share which brought our total repurchases in 2006 to 5.6 million shares for $166.1 million. From inception of the buy back program through December 31, 2006 we repurchased 10.8 million shares for approximately $366 million and have approximately $134 million of authorized repurchase capacity.

With respect to capital spending, capital expenditures decreased during the fourth quarter $11.5 million or 2.7% of revenue during the fourth quarter of 2006, reduced from $23.4 million or 4.9% during the fourth quarter of 2005. Full year capital spending was down to $69.3 million or 3.9% of revenue versus $112.3 million or 6.1% during 2005. With that I will turn it back over to Bob.

 Robert Dowdell  - Career Education Corporation. - Interim President, CEO

 Thank you, Pat. So in summary, we feel like we have made substantial progress during the quarter but it will take time for these benefits to show up in the financial reports as Pat outlined. We have realigned the corporate office to reduce redundancies and embark on a program to streamline decision making and operating effectiveness. We are leveraging our existing online technology and support services to provide flexible delivery of education beyond the University Group to all of our schools.

Over the last four months, we have taken specific actions in the process of resolving the issues that have slowed us down in recent quarters. As we prepare to announce a new CEO by the end of the first quarter, and we’re still on track to do that, we have the portfolio, the expertise, the technology, the capital and we are putting into place the processes to move this Company forward so it is fully capable of meeting its potential and returning great value to all its constituencies. Now, I would like to take your questions.

 QUESTION AND ANSWER

Operator

 [OPERATOR INSTRUCTIONS] Please standby while we compile our list. The first question is from Sara Gubins with Merrill Lynch. Please proceed.

 Sara Gubins  - Merrill Lynch - Analyst

 Hi. Thank you. The plan to streamline corporate operations, can you talk a bit about what areas you targeted with the head count reduction?

 Patrick Pesch  - Career Education Corporation - CFO

 I think it is fair to say that the reductions were fairly broad throughout our operations. There was no one particular area. Some of what we did was really try to reduce some of the layering within the group, and essentially push as much of the decision making as we could closer to the schools and, but there was no one functional area that shared any disproportionate share of reduction.

 Sara Gubins  - Merrill Lynch - Analyst

 Okay, and just one quick follow up. Pat, did you, I thought I heard you say CTU online revenue was up only 2% but it sounded like enrollment was up more than that?

 Patrick Pesch  - Career Education Corporation - CFO

 That’s correct. Population was up about 14%. Revenue up only about 2%. There is a little bit of a disconnect between those numbers. That 14% number really is as of the end of January. So it does reflect the January starts. So it is not a perfect apples-to-apples match. The other thing is we have seen some reduction in our average revenue per student within Colorado Tech as we have increased the number of associate degree students which through Stonecliffe are at a lower average revenue per student.

 Sara Gubins  - Merrill Lynch - Analyst

 Okay. Thank you. I’ll turn it over.

 Robert Dowdell  - Career Education Corporation - Interim President, CEO

 Sara, Bob. Just to reiterate a little more on the organizational structure. We felt we were too top heavy. As we came together between the online group and the brick-and-mortar business it became more apparent. We were very selective in where we made our reductions but we basically wanted to put much more decision making capability in the line folks as opposed to the staff folks, and the closer we could get it to the school the better.

 Sara Gubins  - Merrill Lynch - Analyst

 Okay. Thank you.

Operator

 Your next question comes from the line of Matt Litfin with William Blair & Company. Please proceed, sir.

 Matthew Litfin  - William Blair & Co. - Analyst

 Yes, hi. I have a question on the spread between the enrollment growth and the revenue growth at AIU. What is it now and where do you see that bottoming out?

 Patrick Pesch  - Career Education Corporation - CFO

 I mentioned that we had about a — revenue was down 33%, population was down 26% for AIU Online again Similar factors at play there, Matt, with respect to lower revenue per student. Two things that would be influencing that. One, we did mid-year last, in 2006 adjusted our associate degree pricing so in terms of comparison to last year same time that is an influence on the revenue pursued. Secondly, late in the year and this was probably a smaller part of the influence, we did introduce some part-time program options within AIU. Not a lot of students enrolled in that at this time but that is something we would look at while it would lower the metric in terms of revenue per student it should result in really a broader market that we can serve.

 Matthew Litfin  - William Blair & Co. - Analyst

 Okay. Great. Thank you.

Operator

 Your next question comes from the line of Jennifer Childe with Bear Stearns. Please proceed.

 Jennifer Childe  - Bear Stearns - Analyst

 Hi, can you hear me?

 Bob Dowdell  - Career Education Corporation - Interim President, CEO

 Yes.

 Jennifer Childe  - Bear Stearns - Analyst

 What were the $10 million to $15 million in non-payroll related savings? Pat, you mentioned that some of these savings from the payroll reductions wouldn’t be seen initially because of severance. Would we see $15 million in savings in ‘07 or maybe $10 million? How should we think about that?

 Patrick Pesch  - Career Education Corporation - CFO

 Let me start with the back part of the question in terms of the payroll savings. The $15 million is kind of a full year effect. So because those didn’t take place on January 1, we won’t see that full year effect. I would tell you that we should see a full credit for those beginning in the second quarter. Roughly take $15 million and divide by four. That is your quarterly savings beginning in the second quarter.

We won’t see much in the first quarter just because we got most of those done during February and we have got severance cost and some out placement services that we provided for those former employees that will be in the $1.5 million to $2 million range. With respect to the non-payroll savings, essentially we are looking at a number of areas.

We are looking at some of our use of consultants versus employees and some IT related projects related to some of our Sarbanes-Oxley compliance. A number of other areas like that. Then we are also just looking at what I would call the, some of the savings that are just associated with the head count reduction. Less employees, less travel, things of that nature. That is really the bulk of it.

There is a opportunity to negotiate telecommunication contracts and things like that. Those are the things that may take us a number of months to put in place. Some of those savings are really resulting from merging with some of our online support operations with our pure corporate activity.

 Jennifer Childe  - Bear Stearns - Analyst

 If I could just squeeze one more in. Bob, you mentioned you are seeing some improvement in the university segment. Can you give us some color on that? Have operations in that segment troughed?

 Robert Dowdell  - Career Education Corporation - Interim President, CEO

 I’m going to let Steve answer that question.

 Stephen Fireng  - Career Education Corporation - Group President

 Yes, how are you doing? I guess a couple things. First of all, attrition in the fourth quarter at both of AIU and CTU online has continued to improve. We had really dramatic improvement over at AIU, and the other things we had in January some of our highest success, CTU had the highest lead conversion since February of ‘05 in January. We had our highest enrollment month ever in January. We had our best attrition month since March of ‘05.

There is some nice positive trends going on at CTU online. When you move other over to AIU we consistently have been above 55% in our show rates for the last five starts. We had one of our higher months of enrollment that we have had in the last six or seven months over at AIU online. We’re starting to see, I think one of the driving factors is we stemmed the tide of attrition. It has been better year-over-year and we are just getting an understanding of our new process that these admissions advisers are going through.

 Jennifer Childe  - Bear Stearns - Analyst

 Is it safe to say that segment performance has troughed?

 Patrick Pesch  - Career Education Corporation - CFO

 I think if you look at it from a financial standpoint, the front part of this year will still show significant year-over-year declines because we are really looking at lower population levels carrying into 2007 than we had in 2006, so that depressed revenue level will stay with us for the first half of the year, and our expectation would be if we continue to see some of this improving trends that we could be looking at improvements in the second half of the year.

Our online operations still have 20% plus operating margins. We think we will maintain something roughly in that area for the first part of the year, but it will take us awhile to get it moving back up the other direction.

 Jennifer Childe  - Bear Stearns - Analyst

 Thanks a lot.

Patrick Pesch  - Career Education Corporation – CFO

 You are welcome.

Operator

 Your next question comes from the line of Greg Cappelli with Credit Suisse. Please proceed.

 Gregory Cappelli  - Credit Suisse - Analyst

 Hi, Bob and Pat.

 Patrick Pesch  - Career Education Corporation - CFO

 Hi.

 Gregory Cappelli  - Credit Suisse - Analyst

 A couple quick ones. Could you guys, I am sorry if I missed this, break down the operating margin and CTU and AIU?

 Patrick Pesch  - Career Education Corporation - CFO

 We did not do that. I can tell you the operating margins for, if we are talking about the online piece, the operating margins for the online business are in the mid-20s for CTU. For CTU they were in the mid-teens. Both of those are down from a year ago.

 Gregory Cappelli  - Credit Suisse - Analyst

 Okay. Just back to the cost savings for a second. You gave out the two numbers. In either of those two is there anything from the discontinued operations, as well?

 Patrick Pesch  - Career Education Corporation - CFO

 No.

 Gregory Cappelli  - Credit Suisse - Analyst

 Okay. Is it possible we will see additional charges in Q1 or 2Q coming from that?

 Patrick Pesch  - Career Education Corporation - CFO

 I am not sure I understand the question, Greg.

 Robert  Dowdell  - Career Education Corporation - Interim President, CEO

 Severance pay and things like that.

 Gregory Cappelli  - Credit Suisse - Analyst

 Exactly.

 Patrick Pesch  - Career Education Corporation - CFO

 In the first quarter, as I mentioned, we have severance about $1.5 million to $2 million in the continuing operations. There will be a charge for that. But that should be roughly offset by the payroll savings that we will experience during the first quarter that is why I said before we’d seen negligible benefits. So there will be payroll savings offset by the severance and out placement services. No net negative charge to continuing operations in the quarter.

 Gregory Cappelli  - Credit Suisse - Analyst

 Okay. Steve, just back to you for a second. You were talking about is the worst past us here in online, especially at AIU. Is it possible with starts being down the way they are, could we actually see that trend reverse and stabilize before December of ‘07?

 Stephen Fireng  - Career Education Corporation - Group President

 Well, yes, if January is an indication certainly that trend can continue. I think we have put in a lot of, a year’s worth of work in the process, we’ve added a lot from an online slide show to give more and more information.

I think what you will find is we have a huge branding effort, we contracted with a branding company to make sure that that brand continues to be stronger and stronger throughout the year. To be candid with you, our student satisfaction surveys continue to be very, very strong. I don’t know exactly what, how high it can go or how much stabilization but we certainly have seen some nice trends to indicate we can stabilize that.

 Patrick Pesch  - Career Education Corporation - CFO

 Greg, the year-over-year comps will essentially get easier in the second half of the year. What we are really experiencing is for the most part after the January starts of 2006 we started to see declines in the start activity.

So because of accelerated programs there you are looking at about a year long period where the decline in starts was causing significant decline in population. Beginning late in the first quarter, it is to the point where you have year-over-year comparable starts in terms of probation influence and other competitive factor influences, so by the second half of the year most of those, both the population influences, as well as some of the pricing influences basically lap. You get into better comps.

 Robert Dowdell  - Career Education Corporation - Interim President, CEO

 One more thing, Greg, notwithstanding that, the level has improved over what that commentary might have told you. It is hard to say 45 days is a trend. It is certainly a great indication, but it’s been for 45 days.

 Gregory Cappelli  - Credit Suisse - Analyst

 Okay, I understand. I’ve got a couple more, I will jump back in the queue, thank you.

Operator

 [OPERATOR INSTRUCTIONS] Your next question comes from the line of Kelly Flynn with UBS. Please proceed.

 Kelly Flynn  - UBS - Analyst

 Thanks. A couple of quick ones. The tax rate in the quarter, I know you detailed for the year what was going on, but the tax rate was a lot lower than expected in the quarter. What happened there?

 Patrick Pesch  - Career Education Corporation - CFO

 Well, really we have done what we have in the past fourth quarters. We had a full year information in front of us we trued up our estimated taxes for the year. This year it is a little harder looking at the numbers to kind of sort through it a bit because we have got the goodwill impairment charges we recorded earlier in the year. A lot of that is non tax deductible and it causes an inflated full year rate.

If we adjust out the non-deductible goodwill write-off that we took, we had been accruing or making provision for income taxes for continuing operations at about 37.4% during the year. That rate was reduced to approximately 35% on a full year basis during the fourth quarter.

That is about a little better than a $6 million impact on the quarter in terms of the actual adjustment, actually about $6.7 million. So close to $0.07 a share. I would tell you about $0.02 of that would be something that is properly placed in the fourth quarter. The rest of it is an adjustment to the higher provision rate that we had used for the first nine months.

 Kelly Flynn  - UBS - Analyst

 Okay. Thank you.

 Patrick Pesch  - Career Education Corporation - CFO

 On a go forward basis, that 35% is a significant reduction. Some of that is influenced by some of the declines in profitability that we have had, so during 2007 I would expect the rate to be somewhere between that 35% and the 37% level we were at previously. That is going to be a function of the level of recovery in our overall earnings.

 Kelly Flynn  - UBS - Analyst

 Okay. Great. Following up on Jennifer’s question, can you give us any guidance on the growth rate you expect from continuing operations enrollment in the first quarter, and also specifically for university on a year-over-year basis? Will the decline widen, narrow?

 Patrick Pesch  - Career Education Corporation - CFO

 Let me suggest this. We have indicated before that we weren’t going to provide specific guidance in terms of quarterly or the annual results. I would say if you look at the individual segment information that we have disclosed you will see that in some of the segments you are seeing some evidence of turn around, some improvement in terms of the growth, particularly within the Culinary, Healthcare and International segments and some more modest improvements within the Academy.

I would suggest that those, we would expect there would continue to be gradual improvement in the year-over-year growth numbers for those. The others we do expect improvement. I would tell you the one that I would expect to be at the slower end of improvement would be our College Division, the continuing College Divisions, although they are still pretty healthy and still very profitable, their population is down significantly. They are at the early stages of turning that around.

 Kelly Flynn  - UBS - Analyst

 Okay. But for University you think it will be down less than 12% in the first quarter?

 Patrick Pesch  - Career Education Corporation - CFO

 We are not going to provide a specific number there.

 Kelly Flynn  - UBS - Analyst

 It is improving? That is what it implies.

 Patrick Pesch  - Career Education Corporation - CFO

 We would expect an improving trend in the year-over-year starts. I talked about that kicking in late in the first quarter.

 Kelly Flynn  - UBS - Analyst

 But I am talking about population.

 Patrick Pesch  - Career Education Corporation - CFO

 The starts are what is going to drive the population.

 Kelly Flynn  - UBS - Analyst

 So will retention. Do you expect the population to be down less than 12%? That is my question.

 Patrick Pesch  - Career Education Corporation - CFO

 I will try to politely suggest that we said we are not going to provide specific guidance.

 Kelly Flynn  - UBS - Analyst

 Okay. Thank you.

 Patrick Pesch  - Career Education Corporation - CFO

 You are welcome.

Operator

 Next question comes from Jeff Silber with BMO Capital Markets. Please proceed, sir.

 Jeffrey Silber  - BMO Capital Markets - Analyst

 Thank you so much. At the beginning of the prepared remarks there was a comment about the hybrid program being disappointing. I was wondering if you can you give a little bit more color on that?

 Robert Dowdell  - Career Education Corporation - Interim President, CEO

 Sure. This is Bob. It is my personal opinion it is taking too long to get this going. The market need for it and the, effectively, the advantage it would give us in a lot of situations is astounding but it has taken far too long to get going. And really because it was embedded in one of the segments of the business.

What we needed to do was to make that asset available to all the businesses and put somebody in charge of making it happen. We have done that. The other thing we did, by the way, is we took a couple of the folks out of the JDV business that were originally involved in the start up of the online business and put them in charge of this hybrid undertaking. They have both brick-and-mortar experience and they certainly have online experience and they have great technology experience . It was just taking too long.

 Jeffrey Silber  - BMO Capital Markets - Analyst

 When you had given out metrics between the online and campus base are those hybrid folks included in the campus-based population and revenues?

 Patrick Pesch  - Career Education Corporation - CFO

 Yes.

 Jeffrey Silber  - BMO Capital Markets - Analyst

 Okay, great. And then just one more, I’m sorry. I know you are not giving guidance for ‘07. But can you tell us roughly what we should expect for capital expenditures and stock-based comp in ‘07?

 Patrick Pesch  - Career Education Corporation - CFO

 Start with the stock-based comp. We expect that to be comparable to possibly or slightly down in 2007. With respect to start ups, basically the capital spending, we may actually see, while we were at a pretty modest level of capital spending in 2006 relative to the past, we would actually expect to see that go up as a percentage of revenue as we renew start up activity.

Bob, in his comments walked through the locations where we are expecting to see new schools. At Kitchen Academy and LCB, or Le Cordon Bleu Culinary Schools, you are generally looking at $5 million or $6 million per campus there. The Academy start ups are more modest, a couple million dollars less per campus to get those up and running.

 Stephen Fireng  - Career Education Corporation - Group President

 This is Steve. One of the first steps is to leverage this Gen Ed opportunity, and that’s really and opportunity for our College Division to leverage the Gen Ed that we already are developed and we are pushing that. Another great example of leveraging our technology is IADT online and really rolling that out. The IADT online will be using the technology in the platform that AIU and CTU use. It is showing that this is beginning to take hold in our other divisions.

 Jeffrey Silber  - BMO Capital Markets - Analyst

 Okay, great. A quick follow up on the CapEx. Under normalized basis, assuming no expansions, what kind of maintenance expenditures or normalized CapEx should we expecting as a percentage of revenue?

 Patrick Pesch  - Career Education Corporation - CFO

 We have always said, and it varies a little bit by school, we have always talked about a 3% to 4% maintenance level, and I think when you look at the 2006 levels without any significant new campus activity and without any significant expansion of capacity within the existing schools we were within that range.

 Jeffrey Silber  - BMO Capital Markets - Analyst

 Thank you. That is very helpful.

 Patrick Pesch  - Career Education Corporation - CFO

 You are welcome.

Operator

 As a reminder, ladies and gentlemen, due to time constraints please limit your questions to one per person. Your next question comes from the line of Susie Stein with Morgan Stanley. Please proceed, ma’am.

 Suzanne Stein  - Morgan Stanley - Analyst

 Hi. Can you talk about your pricing strategy going forward? Are you considering any further price reductions or do you think that is relatively stable at this point?

 Patrick Pesch  - Career Education Corporation - CFO

 You know, we have talked about that recently that we have undertaken a review of pricing. We have made some adjustments. Last summer within AIU online associate degrees, we talked about changes within the Gibbs segment and we have basically gotten through those changes. Right now we don’t believe that there will be any other significant price changes. There is always going to be market considerations. Nothing contemplated right now.

 Stephen Fireng  - Career Education Corporation - Group President

 I think we are still continuing to see our bachelors and our masters degree programs in particular will still pay a premium for those. Our show rates and our retentions and all of those particular programs continue to be strong. Then I also think just really the financing options that Career Education affords to the schools has allowed students to find a really affordable way. That is why the students are important. They find an affordable way to go to school. I think we provide really good options for our students.

 Suzanne Stein  - Morgan Stanley - Analyst

 Okay, great. Could you update us on any of the non-AIU legal and regulatory issues? Anything new?

Patrick Pesch  - Career Education Corporation - CFO

 There is really nothing new that we will add today. We will be filing our 10-K on or before March 1. That will be our normal update when that is filed.

 Suzanne Stein  - Morgan Stanley - Analyst

 Okay. Thank you.

 Patrick Pesch  - Career Education Corporation - CFO

 You are welcome.

Operator

 Your next question comes from the line of Jerry Herman with Stifel Nicolaus. Please proceed.

 Jerry Herman  - Stifel Nicolaus - Analyst

 Good afternoon, everybody. I promise to follow the rules here. Question about online and specifically digging into CTU, with a population of 14%, it looks like that is pushing almost 50% of the total pop in online. Your margins in mid-teens are down from a year ago. I am wondering why you are not getting more leverage out of that business, especially in light of the fact when AIU was about that level their margins were substantially higher? Maybe you could talk about that a little bit?

 Stephen Fireng  - Career Education Corporation - Group President

 Yes, this is Steve. There are two dynamics. One of the things, we rolled out I believe it was a little over a year ago our Stonecliffe option to Colorado Tech. Essentially, Colorado Tech did not have an associate degree option. Stonecliffe was rolled out, which is at a lower price for our associate degree students, and also had a part-time — I guess the good and the bad with that is that is continuing to grow. It has continued to match what the market is looking for. Really what that is doing is growing our population but obviously as Pat indicated earlier there is some RPS adjustments with that.

 Patrick Pesch  - Career Education Corporation - CFO

 Jerry, to a certain extent you had a little bit of a start up within a new school within an existing one. That would change the dynamics a little bit. Secondly, it is a slower paced program. Just some of the dynamics of lower revenue per student relative to the administrative cost of dealing with them does not give you as favorable of a profitability model.

 Stephen Fireng  - Career Education Corporation - Group President

 But I will say with the growing population and being able to leverage our acquisition costs and our start costs, CTU can still be a strong margin business. We look to see that out of CTU online.

 Jerry Herman  - Stifel Nicolaus - Analyst

 Great. Thank you, guys.

Operator

 Your next question comes from the line of Mark Marostica with Piper Jaffray. Please proceed.

 Mark Marostica  - Piper Jaffray - Analyst

 Hey, thank you. My question relates to the selling and marketing spend in the quarter. Can you give us a sense of what the level of increase was? As you look out to the coming quarters, do you expect that to accelerate or remain stable or decelerate?

 Patrick Pesch  - Career Education Corporation - CFO

 On a year-over-year basis, the admissions and marketing spend in total was comparable year-over-year. There were really very, in total a kind of a very modest increase year-over-year. Now as a percentage of revenue that was certainly up significantly with the loss in population. In essence, with the decline in size we have maintained spending. That is a conscious decision really to make sure we are making the investment to really regenerate growth in the population.

 Mark Marostica  - Piper Jaffray - Analyst

 Pat, by that answer is it a correct assumption to state that that strategy will continue going forward for the time being?

 Patrick Pesch  - Career Education Corporation - CFO

 I think from a spending perspective it is appropriate to look at that as a continuing focus. I think probably one of the more important things is to look at how we’re spending those dollars, and we certainly have a number of initiatives we are looking at at getting the most effectiveness out of that spend.

 Robert Dowdell  - Career Education Corporation - Interim President, CEO

 This is Bob. We don’t really have a shortage of leads. What we were doing to some degree was overwhelming ourselves with leads in a almost a helter-skelter pattern. What we’ve done is we have effectively readdressed our buying patterns to get ourselves, they’re called smart leads in the press release. But just better quality leads. Ones that convert at a higher rate than wind up with a lower cost per start. So I don’t really see a great deal of additional spending in the advertising side next year at all.

 Mark Marostica  - Piper Jaffray - Analyst

 How much has the increase in recourse loan limits that you implemented I think mid-year last year selectively driven some of the improvement you’ve seen in Healthcare and Culinary? And as an add-on to that question, have you extended those financing terms to students in the online category, as well?

 Patrick Pesch  - Career Education Corporation - CFO

 A couple things. One, with respect to the recourse for Healthcare and Culinary, there really wasn’t much need to do so in Healthcare. The price points didn’t really require us to make much modification to dollars that were available. In Culinary, it certainly did have an influence. I would tell you it is a piece of some of the improvement. It is not a dominant portion of the year-over-year change. With respect to extending it into other business units, we have done that. Some of the things we think are opportunities in terms of improving our College and Academy activity levels is a little more aggressive use of some of those tools at the campus level.

 Robert Dowdell  - Career Education Corporation - Interim President, CEO

 This is Bob Dowdell. We are going to get more aggressive with this.

 Mark Marostica  - Piper Jaffray - Analyst

 Great. Thank you. I’ll turn it over.

Operator

 Your next question comes from the line of Gary Bisbee with Lehman Brothers. Please proceed.

 Gary Bisbee  - Lehman Brothers - Analyst

 Hi, guys. Good afternoon. I guess the question is around any updates in the sales process. The first piece of it is that you said you took a charge to write down the assets for the value you think you will sell them for. Can you share with us what that is? Secondly, given the big loss in the business last year is it realistic to think you can get anything for them in the near term? Can you sell Gibbs with New York state looking into that? Sorry, to ask a bunch of questions there.

 Patrick Pesch  - Career Education Corporation - CFO

 Let’s address a couple of things. One, with respect to the operating loss level, we did in the disclosures today try to provide supplemental information on the details within the discontinued segment in terms of how much we are looking at in terms of operating losses. The operating losses are down within the discontinued piece versus prior levels, down versus the run rate we are at during the year, trends within, particularly within Gibbs in terms of population have been improving, year-over-year starts have been improving. So that is one piece of it.

Secondly, I did mention that we took a charge related to accelerating lease cost for some unused space so essentially some of the lease costs that have been contributing to the operating losses essentially get removed from the mix on a go forward basis, so the buyer would not be picking up the same level of responsibility in terms of occupancy expenses going forward as what has been reflected in our historical numbers.

And, third, I will tell you if you just basically in terms of sales price when you get a chance to fully digest the numbers essentially you will see carrying values in the financial statements associated with assets and liabilities for discontinued operations. There is a schedule in the back that shows a net asset value for discontinued ops, that roughly is going to be looking at the sales price we would look at based on the write downs that we have taken. I am sure I missed a piece of that.

 Robert Dowdell  - Career Education Corporation - Interim President, CEO

 Well, let me put the other part, Gary. The write downs they took contemplated or they recognized the existence of the issue in New York. They effectively dealt with that in the evaluation. Gibbs is a good franchise. It had a great January start. It’s doing quite well. It doesn’t necessarily fit our profile. But it is a great franchise. The process is quite frankly going slower than I would like it. I have that kind of a personality. We will have the book out in the next week or two. Quite frankly, there is a lot of interest.

 Gary Bisbee  - Lehman Brothers - Analyst

 Just, Pat, the $9 million or so you took in lease write downs. How much of that $100 million liability you mentioned a few months ago would that have taken?

 Patrick Pesch  - Career Education Corporation - CFO

 Well, the $100 million was kind of a broad number recognizing broad commitments, less concern about, or not really reflected in there the ability to sublease space and things like that. I don’t have a precise number in front of me to do the math for you, but let me suggest that I will take the question under advisement and see if we can’t provide a little color around that when we file our 10-K. The other question, Gary, the one schedule of net assets for discontinued operations shows about $35 million in terms of the net carrying value of those assets. So essentially the write-off that we took is to bring the level down to that $35 million. So it is implied that that would be the net proceeds from all 13 schools.

 Robert Dowdell  - Career Education Corporation - Interim President, CEO

 Gary, let me add one other thing. We took a conservative position on how we booked all this sort of thing. But we are still working with the New York State Department of Education to resolve these issues, and so there is a strong argument that this is a temporary issue rather than a permanent issue.

 Gary Bisbee  - Lehman Brothers - Analyst

 Okay, great. Thanks for all the color.

Operator

 Your next question comes from the line of Trace Urdan with Signal Hill. Please proceed.

 Trace Urdan  - Signal Hill Group LLC - Analyst

 Hey, good afternoon. I am wondering if you could describe for us what you see as the principal causes initially for the declines in Culinary and Health segment and then to what you attribute the pretty dramatic turn in starts that you reported with this quarter?

 Robert Dowdell  - Career Education Corporation - Interim President, CEO

 Well, the Culinary, probably one of the biggest ones is the pricing level. It really is. It is not price in terms of the total price. It is the ability to make monthly payments while you are in school in particular. Culinary is what we call a destination school. It is very high profile and very high interest. It is expensive and often times it is in expensive cities, too. So people relocate to this.

Quite frankly, the compensity that was put on bad debt expense and number of days in receivables and that sort of thing in my opinion was pretty counter productive. It put the students in a position where they couldn’t get enough funding from enough sources to afford to stay in school, if you will. We had a lot higher no show rate because as they came to the realities of what they had to deal with they just could not come.

The extended payment plans, which we do on a selective basis, but quite frankly given the margins and incremental costs and so on and so forth, it is hard to make much of a case for not doing it. It helped a great deal.

Quite frankly, we improved a lot of the other marketing processes while we were doing this and they were ones that helped both Culinary and Health. They happened to be both under Paul Ryan, so there was a commonality of approach to those things. Some of the things I outlined earlier are those things. So the belief is if you can apply it to Health and Culinary you ought to be able to apply it to the rest of the businesses and that is what we are going to do.

 Trace Urdan  - Signal Hill Group LLC - Analyst

 That is maybe persuasive for the turn. It doesn’t really provide an explanation for why things went south to begin with because for a long time those segments were growing nicely, even with those burdens you described, then they weren’t, now they are again. I am wondering what was the thing that caused them to stop working?

 Patrick Pesch  - Career Education Corporation - CFO

 Well, it is not a complete answer but certainly the financing was part of it. If we go back a few years, we were looking at significant investment in receivables, in terms of DSOs. We were looking at higher bad debt levels. At the time, not withstanding the fact that our overall performance was strong and growing it was a significant issue with investors and analysts. We certainly swung the pendulum the other direction with respect to credit process.

In addition to that when we look at some of the developments early, last in 2006 and late in 2005 there were some externally influenced changes from lenders that we deal with in terms of credit parameters. As we talked about last year, our response to their changes was probably not immediate enough and not strong enough to deal with the impact of those changes on our students.

 Trace Urdan  - Signal Hill Group LLC - Analyst

 Okay. I appreciate that. Thank you.

Operator

 Your next question comes from the line of Steven Barlow with Prudential Equity Group. Please proceed.

 Steven Barlow  - Prudential Equity Group - Analyst

 Thank you. Pat, can you talk about any further real estate rationalization besides what you needed to do with Gibbs?

 Patrick Pesch  - Career Education Corporation - CFO

 We didn’t talk about it specifically in the release or otherwise, we actually have surveyed all of our real estate. We actually have taken some more modest charges in the continuing operations for some other unused space or excess space. We have begun the process of marketing that space in terms of subleases.

We are also looking at other individual transactions that may allow us to basically bring our space needs down in certain cases, not our needs down, bring our usage down more aligned with actual student population. This is something that is slow going deal by deal.

We will look as we renew leases to look at smaller amounts of space. We will look at in terms of perhaps moving locations at the expiration of a lease to really get more efficient with the renewals.

 Steven Barlow  - Prudential Equity Group - Analyst

 If you were forced to put a number on all of those initiatives, obviously there are lots of small ones, what would it be on an annual savings basis?

 Patrick Pesch  - Career Education Corporation - CFO

 If you look at this, I would tell you our occupancy expenses we’ve talked about them being up, over the last couple of years, on the order of 200 to 300 basis points in excess of levels that we have been at historically. Over time getting back to where we were before, that is some pretty significant savings relative to our revenue base.

 Robert Dowdell  - Career Education Corporation - Interim President, CEO

 This would be on the brick-and-mortar side. The University side does not have this kind of a problem. Some of these leases are long-term. It will take awhile.

 Steven Barlow  - Prudential Equity Group - Analyst

 Thank you very much.

Operator

 Your next question comes as a follow-up question from the line of Kelly Flynn with UBS. Please proceed.

 Kelly Flynn  - UBS - Analyst

 Thanks. Just quickly, when you mentioned some of the improvements at AIU you mentioned retention. I just wanted to confirm what you meant by that. Were you talking about retention with the reps or actual student retention?

 Stephen Fireng  - Career Education Corporation - Group President

 I talked about both of them. We had an improvement year-over-year in our fourth quarter retention at AIU online and we also had an improvement with our advisor turnover in the fourth quarter year-over-year.

 Robert Dowdell  - Career Education Corporation - Interim President, CEO

 The first thing you were talking about was student retention.

 Kelly Flynn  - UBS - Analyst

 Okay, and you’re saying that was a year-over-year improvement?

 Stephen Fireng  - Career Education Corporation - Group President

 Yes.

 Robert Dowdell  - Career Education Corporation - Interim President, CEO

 That is a continuing trend, too.

 Kelly Flynn  - UBS - Analyst

 All right. Great. I will leave it at that, thank you.

Operator

 Your next question comes as a follow-up question from the line of Gary Bisbee with Lehman Brothers. Please proceed.

 Gary Bisbee  - Lehman Brothers - Analyst

 Yes, hi. Just wanted to clarify one thing. When you first gave some of the data last quarter about what the continuing ops would look like versus the schools you are attempting to sell. You gave us the first half of ‘06 and then the third quarter. Are you planning to give us Q1 and Q2 in a filing at some point so that we could have a better basis from which to forecast ‘07, and if you’re not planning to would you please consider doing so?

 Patrick Pesch  - Career Education Corporation - CFO

 Gary, could you be a little more specific as to what you’re missing right now?

 Gary Bisbee  - Lehman Brothers - Analyst

 Maybe you put it in a filing and I missed it, but on your last press release a quarter ago my sense was that you gave us the first half of ‘06 numbers from continuing ops restated and then you gave us the third quarter number. Or maybe not restated from continuing ops. You gave us what the losses were from the Gibbs division and from the other colleges so we could back into what the pro forma.

 Patrick Pesch  - Career Education Corporation- CFO

 Gary, I think that information is included within the schedules that we attached to the release.

 Gary Bisbee  - Lehman Brothers - Analyst

 This one today or the last one?

 Patrick Pesch  - Career Education Corporation - CFO

 This one today.

 Gary Bisbee  - Lehman Brothers - Analyst

 I saw revenues and operating profit but not the face of the P&L.

 Patrick Pesch  - Career Education Corporation - CFO

 Okay, okay, so you are looking for the more detailed P&L for this.

 Gary Bisbee  - Lehman Brothers - Analyst

 Yes.

 Patrick Pesch  - Career Education Corporation - CFO

 Yes, let me. I hear you. Let me do what I said before and take it under advisement here. We have provided kind of that revenue segment profit, margin, number of starts and student population for all of the last two years.

 Gary Bisbee  - Lehman Brothers - Analyst

 Okay. Then sneak one more in. I think I heard you say you still thought you were on track to essentially name the CEO by the end of the first quarter. Can you give us any general update on that? Thank you.

 Robert Dowdell  - Career Education Corporation - Interim President, CEO

 Probably no more than what I said. We expect to have it done by the end of the first quarter and that is not very far away.

 Gary Bisbee  - Lehman Brothers - Analyst

 You have already chosen someone or are you still interviewing several people at this point?

 Robert Dowdell  - Career Education Corporation - Interim President, CEO

 Let’s just wait until the end of the first quarter.

 Gary Bisbee  - Lehman Brothers - Analyst

 Okay, all right. Thanks.

Operator

 Your next question comes as a follow-up question from the line of Trace Urdan with Signal Hill. Please proceed.

 Trace Urdan  - Signal Hill Group LLC - Analyst

 Bob, some of the streamlining you talked about in terms of eliminating layers of management and pushing decision making down to the campus level sort of runs counter to the trend of the last couple of years which seems to be putting more and more controls in place in an effort to get your arms around the regulatory issues or at least maybe to satisfy external criticism. How do you respond to that?

 Robert Dowdell  - Career Education Corporation - Interim President, CEO

 We really didn’t change much of anything on the control environment. It was really much more in the operational side of the business.

 Trace Urdan  - Signal Hill Group LLC - Analyst

 Okay. Are you a candidate for CEO, Bob?

 Robert Dowdell  - Career Education Corporation - Interim President, CEO

 [LAUGHTER] Let’s wait until the end of March.

 Trace Urdan  - Signal Hill Group LLC - Analyst

 Thank you.

 Robert Dowdell  - Career Education Corporation - Interim President, CEO

 I presume that is a compliment, and I thank you for it.

Operator

 And your final question comes as a follow-up question from the line of Kelly Flynn with UBS. Please proceed.

 Kelly Flynn  - UBS - Analyst

 I’m so sorry. This is my third question. On bad debt can you tell us why it was so low? I know you don’t want to give guidance, but any color on whether or not there are one-offs in there or do we expect it to be that low going forward?

 Patrick Pesch  - Career Education Corporation - CFO

 I would say historically bad debt has varied by quarter. If we go back a couple of years we went through a change in our allowance methodology, which is a very formula driven approach based on historical collection experience and some movements in the receivables etc. will influence that on quarter-by-quarter basis.

What I would look at for 2007, I would, looking at one quarter is never going to give you a good overall measure. I would look at the selective performance during 2006. I would actually expect our bad debt levels to rise during 2007 consistent with some of the changes we are making in terms of extension of credit.

I would not expect it to go up in any kind of uncontrolled fashion as we’ve got very specific programs that we are using for that extension of credit, and in a manner of measuring reserve requirements related to those receivables that should keep us pretty current on reserve requirements. The one thing I would tell you within that context is some rise in bad debt won’t necessarily be a bad thing in terms of revenue growth performance and bottom line performance.

 Robert Dowdell  - Career Education Corporation - Interim President, CEO

 Kelly, if I could build on that a little bit. I am sure you understand this, but I will say it anyway. In a business like this where you have a fair amount of excess capacity and you have students that can’t afford the whole ticket price, particularly on a month-by-month basis. This focus on bad debt is in my opinion hopelessly over blown. The idea of maybe 3% or 4% or 5% when your incremental cost to the student is 25%. It is just counter productive.

I think the whole industry has really gotten too intense on one side of an equation. The difference between 3% and 5% is 2%. The difference between 25% and 100% is 75%. A lot of times the industry is effectively giving up the 75 points for 2 or 3. I would really hope we keep our controls, we keep our business discipline and that sort of thing, but this extended payment plan puts more credit risk out there. It is a measured bet. It is pretty hard to lose on it. I would, quite frankly, as a businessman hope the bad debt rate would go up because we’re probably not taking advantage of our situation if it doesn’t.

 Kelly Flynn  - UBS - Analyst

 Okay. Fair enough. Thank you so much.

Operator

 There are no further questions in queue at this time. I would now like to turn the call over to Mr. Dowdell for closing remarks. Please proceed, sir.

 Robert Dowdell  - Career Education Corporation - Interim President, CEO

 Okay. Thank you very much for your time and for your questions. Again, I will tell you I think we probably will see some real improvement in the business. It is obviously seeing is believing. These things, if they are going to come to be you’ll see them in the future. We certainly are working hard on them. We have a great team here.

We have really reorganized ourselves to be far more effective, I’d say flexible, but the more effective is really important to me. Just to reiterate something. We are going to stay compliant. We are going to stay absolutely focused on compliance.

We are not going to give up any ground to the things we have achieved in that whole area. We would be kind of crazy on that. And Pat said that maybe I confused somebody. I’m not a candidate for the CEO. So I just want to make that clear. I appreciate your time. Keep your eye on us. I think we’re going to do some great things. So thank you much.

Operator

 Thank you for your attendance in today’s conference. This concludes the presentation. You may now disconnect. Good day.